UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2024 (February 5, 2024)

RenovoRx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40738	27-1448452
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4546 El Camino Real, Suite B1

Los Altos, CA 94022

(650) 284-4433

(Address and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On February 5, 2024, James Ahlers provided written notice to RenovoRx, Inc. (the “Company”) of his resignation as the Company’s Chief Financial Officer, effective immediately. Mr. Ahlers resignation was for personal reasons and not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On February 8, 2024, the Company’s board of directors (the “Board”), at the recommendation of the audit and compensation committees of the Board, appointed Ronald B. Kocak, CPA, CGMA, the Company’s current Vice President and Controller, to the position of Vice President, Controller and Principal Accounting Officer. In this capacity, Mr. Kocak will serve as the Company’s principal accounting and financial officer. In connection with his appointment, Mr. Kocak entered into an amended and restated offer letter with the Company effective as of February 9, 2024 (the “Kocak Offer Letter”).

The following is certain biographical information regarding Mr. Kocak:

Ronald B. Kocak, CPA, CGMA, age 67, is a seasoned financial reporting and accounting professional with extensive public and private company experience in the life sciences industry. Mr. Kocak has served as the Company’s Controller since October 2021. Prior to joining the Company, from 2017 to 2020, he served as Controller and Senior Director of Finance at Sensei Biotherapeutics, Inc., where he led the finance and accounting activities, including the information technology operations, for initial public offering readiness. From 2008 through 2013 he served as the Corporate Controller and Chief Accounting Officer for Nabi Biopharmaceuticals, a NASDAQ-listed company, and was integral member leading that company’s reverse merger acquisition and transitioning all finance and accounting activities. During his career he has held various senior accounting and finance roles and provided consulting services for public and private companies. He holds a Bachelor of Science in accounting from Duquesne University and a CPA license in the Commonwealth of Virginia. Mr. Kocak is also a member of the American Institute of Certified Public Accountants and Association of Bioscience Financial Officers, and a Chartered Global Management Accountant.

The Company believes Mr. Kocak is qualified for his position because of his extensive experience in public company accounting and finance operations, and because of his existing knowledge of the Company and its industry.

There is no arrangement or understanding between Mr. Kocak and any other person pursuant to which he was selected to his new position. Mr. Kocak has no family relationships with any of the Company’s directors or executive officers, and has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Pursuant to the Kocak Offer Letter, the Company shall pay to Mr. Kocak an annual base salary of $235,000. The Company may, in its sole discretion, grant to Mr. Kocak an annual incentive bonus based upon targets set by the Board and its Compensation Committee. Mr. Kocak’s bonus target shall be up to 35% of his base salary.

Pursuant to the Kocak Agreement, the Company has also granted to Mr. Kocak, effective February 8, 2024, an option to purchase 15,000 shares of the Company’s common stock with an exercise price of $1.56 per share (the “Kocak Option”). The Kocak Option shall vest over four years. 1/48th of the shares subject to the Kocak Option will vest on each monthly anniversary of the vesting commencement date (February 9, 2024), in each case subject to Mr. Kocak’s continued service with the Company through the applicable vesting date. The Kocak Option and its vesting shall be subject to, and governed by, the terms and conditions of the Company’s 2021 Omnibus Equity Incentive Plan (the “Plan”), except that the Kocak Offer Letter provides that the Kocak Option and all other options previously granted and to be granted to Kocak under the Plan will be subject to a double trigger vesting provision upon a Change in Control (as defined in the Plan).

Mr. Kocak’s employment is at will, meaning that either he or the Company may terminate the employment at any time for any reason or no reason. The Kocak Offer Letter also contains customary provisions for confidentiality and matters related to intellectual property and Company property.

The foregoing description of the Kocak Offer Letter does not purport to be complete and is qualified in its entirety by reference thereto, which is attached to this Report as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

No.	Exhibit
10.1	Amended and Restated Offer Letter, dated February 9, 2024, between the Company and Ronald B. Kocak.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RenovoRx, Inc.

Date: February 9, 2024	By:	/s/ Shaun Bagai
	Name:	Shaun R. Bagai
	Title:	Chief Executive Officer